Exhibit 10.16

Executive Officer Compensation Summary

The executive officers of CuraGen Corporation (the “Company”) are: (i) Timothy M. Shannon, M.D., President and Chief Executive Officer; (ii) Sean A. Cassidy, Vice President and Chief Financial Officer; and (iii) Paul M. Finigan, Executive Vice President, General Counsel and Corporate Secretary.

The compensation structure for executive officers of the Company consists of three components: (i) base salary, (ii) discretionary cash bonuses or stock awards and (iii) annual performance-based non-equity and equity incentive awards under the Company’s Executive Incentive Plan (the “EIP”). Compensation decisions affecting the Company’s executive officers are made on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

The Committee did not implement salary increases for the executive officers for fiscal 2009, except for Sean A. Cassidy, Vice President and Chief Financial Officer, whose salary was increased from $175,000 to $200,000 based upon market data for this position. Fiscal 2009 salaries for each executive officer appear below.

Executive Officer	2009 Base Salary

Timothy M. Shannon, M.D.	$375,000

Sean A. Cassidy	$200,000

Paul M. Finigan, J.D.	$315,000

Each executive officer is also eligible for performance-based equity and non-equity incentive awards under the EIP. The Committee has not yet determined target levels or performance goals under the EIP for 2009. In addition, each executive officer is party to an employment agreement with the Company. These employment agreements, as well as amendments thereto, are filed with, or incorporated by reference into, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.